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                                                                 EXHIBIT (d)(11)

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 20th day of February 2001 by and between SYBASE, INC., a Delaware corporation ("Sybase"), and PAT FORTUNE, an individual residing at Englewood, Co. (the "Employee").

                                   BACKGROUND

      The Employee is a shareholder of [NEON] and is employed by [NEON]. Sybase and [NEON] have entered into an Agreement and Plan of Reorganization dated of even date herewith (the "Merger Agreement") which requires, among other things, that the Employee enter into this Agreement as part of the merger described in the Merger Agreement (the "Merger"). This Agreement is to be effective only upon the Effective Date (as defined in the Merger Agreement) at which time Sybase will assign all of its rights and obligations under this Agreement to the Surviving Corporation (as defined in the Merger Agreement). Sybase wishes to secure on behalf of the Surviving Corporation the services of the employee upon the terms and conditions hereinafter set forth, and the Employee wishes to render such services to the Surviving Corporation upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1) EMPLOYMENT BY THE SURVIVING CORPORATION. Sybase agrees to employ the Employee as Senior Vice President of the e-business Platform Division, and the Employee accepts such employment and agrees to perform such duties as are consistent with his title and position. Employee's duties shall be those customarily performed by a person holding the same title at a company of similar size and industry as the Surviving Corporation, and he shall report directly to the Rick Adam of the Surviving Corporation. The Employee agrees to devote his full business time to the business of the Surviving
   Corporation and/or its Affiliates and to faithfully, diligently and competently perform his duties hereunder.

2) TERM OF EMPLOYMENT. The Term of this Agreement shall commence on the Effective Date and continue until terminated as set forth herein. The parties agree that Employee's employment will be "at will" employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like give rise to or in any way serve as the basis



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     for modification, amendment or extension, by implication or otherwise, of his employment hereunder.

3. COMPENSATION. As compensation for all services to be rendered by the Employee to the Surviving Corporation and/or its Affiliates in all capacities during the Term, the Employee shall receive the following compensation and benefits:

     a) SALARY. An annual base salary of ($400,000) (the "Base Salary"), less required withholdings, which shall be paid on a regular basis in accordance with the Surviving Corporation's normal payroll procedures and policies.

     b) BONUS. The Employee shall be eligible to receive bonuses in accordance with such bonus plans as are applicable to employees of the Surviving Corporation from time to time. For calendar year 2001, the targeted bonus is $200,000 less required withholdings (which bonus shall only be payable to the extent carried under the terms of the applicable bonus plan).

     c) PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Employee shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Surviving Corporation for employees having positions with the Surviving Corporation commensurate with the Employee's position with the Surviving Corporation. Nothing in this Agreement shall preclude the Surviving Corporation from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Surviving Corporation employees having positions with the Surviving Corporation that are commensurate with the Employee's position with the Surviving Corporation.

     d) EXPENSES. The Surviving Corporation shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee's duties under this Agreement, upon submission and approval of expense statements, vouchers or other supporting information, in accordance with the then customary practices of the Surviving Corporation.

     e) VACATION. The Employee shall be entitled to vacation in accordance with Sybase policy.

     f) WITHHOLDING OF TAXES. The Surviving Corporation may withhold from any compensation payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     g) STOCK OPTIONS. The Surviving Corporation shall grant to Employee stock options (the "Employee Option") to acquire up to 125,000 shares of Sybase, Inc. common stock. The stock options granted to Employee shall vest such that 1/8th of such option shares shall

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          vest six months after the Effective Date, and 1/48th of such option shares shall vest each month thereafter through the 48th month after the Effective Date. Otherwise, the stock options granted will be upon the same terms and conditions as are generally provided under the Sybase, Inc. Stock Plans.

4)   TERMINATION

     a) TERMINATION UPON DEATH. If the Employee dies during the Term, this Agreement shall terminate as of the date of his death.

     b) TERMINATION UPON DISABILITY. If, during the Term, the Employee becomes physically or mentally disabled, the Surviving Corporation may, by written notice to the Employee, terminate this Agreement, in which event the Term shall terminate 30 days after the date upon which the Surviving Corporation shall have given notice to the Employee of its intention to terminate this Agreement because of such disability. Disability shall be determined in accordance with the terms of the applicable policies and benefit plans of the Surviving Corporation.

     c) TERMINATION FOR CAUSE. The Surviving Corporation may at any time by written notice to the Employee terminate this Agreement immediately, and the Employee shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of "Cause" occurs. For purposes of this Agreement "Cause" shall mean:

          (i) the continuous failure by the Employee to perform the material duties and responsibilities that are reasonably consistent with his position which remain uncured for a period of fifteen (15) days after receipt of notice thereof from the Surviving Corporation;

          (ii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Employee to a felony or the committing of an act of fraud or material dishonesty against, or the embezzlement, theft or misappropriation of property belonging to, the Surviving Corporation or its Affiliates;

          (iii) the Employee personally engaging in conduct that he reasonably should know or that he intends to be seriously injurious to the business of the Surviving Corporation or its Affiliates (it being understood that business decisions made by the Employee in good faith are not to be considered grounds for termination for Cause); or

          (iv) the material breach by the Employee of this Agreement or the Nondisclosure and Assignment of Inventions Agreement which is not cured within fifteen (15) days after receipt of notice thereof from the Surviving Corporation (except for a breach of


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               Section 7 hereof or a breach of the Nondisclosure and Assignment of Inventions Agreement for which no cure period is provided).

     d) TERMINATION WITHOUT CAUSE. The Surviving Corporation may terminate this Agreement at any time, without cause, and the Employee shall have no right to receive any compensation or benefit hereunder after such termination except as set forth in Section 5 below. Employee may terminate this Agreement without cause, and the Employee shall have no right to receive any compensation or benefit hereunder after such termination.

     e) SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Surviving Corporation, Employee shall deliver promptly to the Surviving Corporation all property and all tangible forms of Confidential Information in accordance with the terms of the Nondisclosure and Assignment of Inventions Agreement between Sybase and the Employee.

5)   SEVERANCE PAYMENTS AND OTHER RIGHTS.

     a) CERTAIN SEVERANCE PAYMENTS AND OTHER RIGHTS. If, during the Term, the Surviving Corporation terminates this Agreement pursuant to Section 4(d), all compensation payable to the Employee under Section 3 shall cease as of the date of termination specified in the Surviving Corporation's notice (the "Termination Date"), and the Surviving Corporation shall pay or provide to the Employee the following, provided that the Employee first enters into and does not revoke a binding written agreement releasing all claims, known or unknown, that the Employee has or might have against the Surviving Corporation in connection with this Agreement and other employment arrangements with the Surviving Corporation and its Affiliates and for wrongful discharge, and provided further that the Employee has not violated the terms of Section 7 of this Agreement. (Payment of the severance payments does not constitute an acknowledgement by the Surviving Corporation of the Employee's compliance with the terms of Section 7.) All severance payments shall be subject to applicable tax withholding, and shall be in lieu of any further payments under this Agreement or under any other employment arrangements between the Employee and the Surviving Corporation.

          (i) a lump sum amount equal to the SVP severance package then applicable to employees.

          (ii) for a period equal to the earlier of 24 mos or (y) the date upon which Employee and his covered dependents become covered under comparable group health, plans of another employer, payment of applicable premiums under COBRA for group health coverage in order to provide the Employee and his covered dependents equivalent


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                     coverage to that which they were entitled to while Employee was an employee of the Surviving Corporation immediately prior to his termination; and

               (iii) all previously accrued vacation pay.

          b) PAYMENTS UPON TERMINATION FOR CAUSE, DEATH OR DISABILITY. If this Agreement is terminated by the Surviving Corporation pursuant to Sections 4(a), 4(b) or 4(c), the Employee shall receive only the amounts owing through the Termination Date.

     6) REPRESENTATION AND WARRANTY OF EMPLOYEE. The Employee represents and warrants that neither the execution nor the delivery of this Agreement, nor the employment of the Employee by the Surviving Corporation will result in the breach of any agreement to which the Employee is a party, except where any such breach would not have a material adverse effect on the business, financial condition or operations of the Surviving Corporation.

     7) COVENANTS. The Employee acknowledges that: (i) he is one of the limited number of persons who will develop the business of the Surviving Corporation; (ii) his work for the Surviving Corporation has brought him and will continue to bring him into close contact with many confidential affairs not readily available to the public; and
          (iii) the covenants contained in this Section 7 will not involve a substantial hardship upon his future livelihood. In light of such acknowledgement, and in partial consideration of the several agreements made by Sybase with the Employee in the Merger Agreement and in order to induce the Surviving Corporation to enter into this Agreement and the Merger Agreement, the Employee covenants and agrees that:

          a) NON-COMPETE. During the period of this employment by the Surviving Corporation under this Agreement and for 18 months following the termination of the Employee's employment for any reason, provided the Surviving Corporation is not in breach of its obligations under Section 5, the Employee shall not, directly or indirectly: (i) in any manner whatsoever engage in any capacity with any Restricted Business in a Restricted Territory (as such terms are defined below) for the Employee's own benefit or for the benefit of any Person other than the Surviving Corporation; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any Restricted Business in a Restricted Territory; provided, however, that the Employee may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is a Restricted Business in a Restricted Territory.

               "Restricted Business" shall mean (A) a business which is competitive with the Surviving Corporation's business engaged in by the Surviving Corporation at the date of his

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          termination of employment (the "Surviving Corporation's Business")
          and (B) Oracle Systems Corporation, Informix Corporation, the database product groups or organizations of Computer Associates, the database product groups or organizations of Microsoft Corporation and the database product groups or organizations of IBM. Notwithstanding the above, the Employee may become an employee of or consultant to or have an interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in a business unit of a larger enterprise which enterprise then has another business unit engaged in a business competitive with the Surviving Corporation's Business, provided that the business unit of the larger enterprise for which Employee provides services or in which he has an interest is neither (1) in a business competitive with the Surviving Corporation's Business and is located in a geographically separate location from the competitive business unit and the Employee has no responsibility and has no role whatsoever in the competing business unit nor (2) a company or business unit listed in clause B of this paragraph.

          "Restricted Territory" shall mean the larger of (i) the counties, cities and states of the United States of America and each political subdivision of Canada, Australia, Japan, each member of the European Economic Community and any other country in which the Surviving Corporation's products are sold or licensed during the term of the non-compete obligations or (ii) if (i) is found unenforceable, the counties, cities, states and political subdivisions of any country in which the Surviving Corporation's products are sold, distributed or licensed during the term of the non-compete obligations.

          The parties intend that the covenants contained in this Section 7(a) shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of each country in the Restricted Territory. Except for geographic coverage, each separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

          In the event that the provisions of this Section 7(a) should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws.

     b) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Concurrently with the execution of this Agreement, the Employee shall enter into a Nondisclosure And Assignment of Inventions


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          Agreement in the form attached hereto.

     c) NON-SOLICITATION OF EMPLOYEES OF AND CONSULTANTS TO THE SURVIVING CORPORATION. During the period of his employment by the Surviving Corporation under this Agreement and for 18 months following the termination of the Employee's employment for any reason, the Employee shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce or encourage any individual who is then or who has been within the preceding 12-month period, an employee of or consultant to the Surviving Corporation to terminate an employment or consulting relationship with the Surviving Corporation, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Employee shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person.

    d) NON-SOLICITATION OF CUSTOMERS. During the period of his employment by the Surviving Corporation under this Agreement and for 18 months following the termination of the Employee's employment for any reason, the Employee shall not, directly or indirectly, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 24-month period a customer or account of the Surviving Corporation, or any infomediary, affiliate, service provider or fulfillment entity that does business with the Surviving
          Corporation, or any actual customer leads whose identity the Employee learned during the course of his employment with the Surviving Corporation, to terminate or to adversely alter its contractual or other relationship with the Surviving Corporation.

     e) RIGHTS AND REMEDIES UPON BREACH. If the Employee breaches or threatens to commit a breach of, any of the provisions of this
          Section 7 (collectively, the "Restrictive Covenants"), the Surviving Corporation shall have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Surviving Corporation and that money damages will not provide an adequate remedy to the Surviving Corporation.

     f) REPRESENTATION OF THE EMPLOYEE. The Employee is (i) familiar with the covenants in this Section 7, (ii) is fully aware of his obligations hereunder, (iii) finds the length of time, scope and geographic coverage of these covenants to be reasonable, and (iv) is receiving specified, bargained-for consideration for these covenants.

8)   MISCELLANEOUS.


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      a)    NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two (2) days after the date of mailing, as follows:

if to the Surviving Corporation, to the officer of the Surviving Corporation holding the title of Secretary, to him or her at the Surviving Corporation's Principal Place of Business

with copies to:

                  General Counsel
                  Sybase, Inc.
                  6475 Christie Ave.
                  Emeryville, CA 94698
                  Telecopier: (510) 922-4558

if to the Employee, to him at the address set forth on the first page hereof with copies to:

                  Pat Fortune
                  6550 Greenwood Plaza Blvd.
                  Englewood, CO 80111

                  Telecopier:

      b) ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

      c) WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

      d) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of California without regard to its conflicts of laws principles.

      e) ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee. The Surviving Corporation may assign this Agreement



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          and its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise. This Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and permitted assigns.

     f)   DEFINITIONS.  For purposes of this Agreement:

          (i) "Affiliate" shall mean a Person that, directly or indirectly, controls or is controlled by, or is under common control with the Surviving Corporation;

          (ii) "control" as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of voting securities, by contract or otherwise; and

          (iii) "Person" means an individual, sole proprietorship, partnership, corporation, association, joint stock Surviving Corporation, trust, joint venture, unincorporated organization, institution, entity or government (whether federal, state, local or otherwise including without limitation, or any department, agency, or political subdivision thereof).

     g) COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

     h) HEADINGS. The headings in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

     i) SURVIVAL. Sections 4(e), 5, 6, 7 and this Section 8 shall survive termination of this Agreement for any reason.

     j) SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration of geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered.

     k) ADR. Except as provided herein, no civil action with respect to any dispute, claim or controversy arising out of or relating to this Agreement may be commenced until the matter has been submitted to JAMS/ENDISPUTE, or its successor, for mediation. Either


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     party may commence mediation by providing to JAMS/ENDISPUTE and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS/ENDISPUTE and with one another in selecting a mediator from JAMS/ENDISPUTE's panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they shall participate in the mediation in good faith, and that they shall share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator and any JAMS/ENDISPUTE employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may seek equitable relief prior to the mediation to preserve the status quo pending the completion of that process. Except for such an action to obtain equitable relief, neither party may commence a civil action with respect to the matters submitted to mediation until after the completion of the initial mediation session, or 45 days after the date of filing the written request for mediation, whichever occurs first. Mediation may continue after the commencement of a civil action, if the parties so desire. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

l) SUPERCEDES OLD AGREEMENTS. Employee agrees that the terms of this Agreement supercede the terms of any and all employment arrangements he may have had with the Surviving Corporation in their entirety (except that that certain Agreement dated 2/16/01, 2001 shall survive). Employee agrees that Employee's decision to terminate such employment arrangements and enter into this Agreement does not constitute constructive termination of any employment arrangement Employee had with [NEON].

m) COSTS OF ENFORCEMENT OR DEFENSE. In the event of any litigation with respect to this Agreement, the prevailing party shall be entitled to be paid by the other party hereto all costs of enforcement or defense, as the case may be, paid or incurred in connection with the enforcement or defense, including reasonable attorney fees and legal costs.

n) DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of a breach or default be deemed to be a waiver of any other breach or default.

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      o)    RULES OF CONSTRUCTION. Sybase and the Employee each acknowledge that they have been represented by competent counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement will be construed against the party drafting the agreement.

      p) CLOSING. This Agreement shall become effective at the time of the Closing on the Effective Date.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          SYBASE, INC.

                                          By: /s/ DANIEL R. CARL
                                             -------------------------
                                             Name: Daniel R. Carl
                                             Title: Vice President,
                                                    General Counsel
                                                    and Secretary


                                          EMPLOYEE:

                                          /s/ PATRICK J. FORTUNE
                                          -------------------------------
                                          Name: Patrick J. Fortune




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